Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Fiscal 2012 Third-Quarter Results

Reports Tenth Consecutive Quarter of Year-over-Year Revenue Growth

•	Net sales increased 13.4 percent to $2.1 billion

•	Operating income improved 75.4 percent to $114 million

•	Adjusted EBITDA increased 31.6 percent to $204 million

•	$982 million of liquidity

ATLANTA, GA – December 6, 2012 – HD Supply, Inc. today reported net sales for the fiscal 2012 third quarter ended October 28, 2012 of $2.1 billion, an increase of $253 million, or 13.4 percent, as compared to the third quarter of fiscal 2011. Gross profit for the third quarter of fiscal 2012 increased by $81 million, or 15.1 percent, to $616 million compared to $535 million for the third quarter of fiscal 2011. Gross profit for the third quarter of fiscal 2012 was 28.7 percent of net sales compared to 28.3 percent of net sales for the third quarter of fiscal 2011.

Business and Financial Highlights

•

August 2012 issuance of $300 million Add-on 8  1/8 percent First Priority Notes due 2019 at a premium of 107.5 percent. The net proceeds were applied to reduce outstanding borrowings under the company’s revolving asset-based lending (ABL) facility.

•

October 2012 issuance of $1 billion 11.5 percent Senior Notes due 2020 at par. The net proceeds were used to redeem $930 million of the company’s 13.5 percent Senior Subordinated Notes during November 2012.

•	Net sales and Adjusted EBITDA growth in all four of the company’s core businesses: Facilities Maintenance, Waterworks, Power Solutions, and White Cap.

Operating income for the third quarter of fiscal 2012 increased by $49 million, or 75.4 percent, to $114 million compared to $65 million for the third quarter of fiscal 2011. The improvement in operating income reflects sales growth of 13.4 percent and an approximately 140 basis point decline in operating expenses as a percent of net sales. Loss from continuing operations for the third quarter of fiscal 2012 was $53 million, an improvement of $66 million as compared to the third quarter of fiscal 2011.

“A true measurement of the team’s success is our improved year-over-year performance. We’re very pleased that our business has experienced ten consecutive quarters of continuous growth, an outstanding accomplishment, achieved via our associates’ unwavering hard work and dedication,” stated Joe DeAngelo, CEO of HD Supply. “We believe our performance momentum, coupled with our relentless focus on our customers and the expanding depth and breadth of our products and services offerings, will result in continued operational performance improvement for the remainder of the fiscal year.”

Adjusted EBITDA for the third quarter of fiscal 2012 increased 31.6 percent to $204 million from $155 million in the third quarter of fiscal 2011. Adjusted EBITDA for the third quarter of fiscal 2012 increased to 9.5 percent of net sales versus 8.2 percent of net sales for the third quarter of fiscal 2011. The increase in the Adjusted EBITDA rate reflects our continued focus on operating efficiency and the leveraging of fixed costs through sales volume increases. The company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA are included at the end of this press release.

Year-to-Date Results

Net sales for the first nine months of fiscal 2012 of $6.0 billion, increased $665 million, or 12.4 percent, as compared to the first nine months of fiscal 2011. Gross profit for the first nine months of fiscal 2012 increased by $205 million, or 13.4 percent, to $1.7 billion compared to $1.5 billion for the first nine months of fiscal 2011. Gross profit for the first nine months of fiscal 2012 was 28.7 percent of net sales versus 28.4 percent of net sales for the first nine months of fiscal 2011.

Operating income for the first nine months of fiscal 2012 increased by $121 million, or 87.1 percent, to $260 million compared to $139 million for the first nine months of fiscal 2011. The improvement in operating income reflects sales growth of 12.4 percent and an approximately 140 basis point decline in operating expenses as a percent of net sales.

Loss from continuing operations for the first nine months of fiscal 2012 was $485 million, which included a $220 million loss on extinguishment of debt. Excluding the loss on extinguishment of debt, the loss from continuing operations for the first nine months of fiscal 2012 improved $131 million as compared to the first nine months of fiscal 2011.

Adjusted EBITDA for the first nine months of fiscal 2012 increased 30.3 percent to $529 million from $406 million in the first nine months of fiscal 2011. Adjusted EBITDA for the first nine months of fiscal 2012 increased to 8.8 percent of net sales versus 7.6 percent of net sales for the first nine months of fiscal 2011.

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distribution companies in North America. Through a diverse portfolio of industry-leading businesses and more than 80 years of experience, the company provides a broad range of products and services to approximately 440,000 professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets. With approximately 630 locations across 46 states and nine Canadian provinces, the company’s 14,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 29, 2012, filed on March 23, 2012 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended		Nine Months Ended
	Oct 28, 2012	Oct 30, 2011	Oct 28, 2012	Oct 30, 2011
Net Sales	$2,146	$1,893	$6,041	$5,376
Cost of sales	1,530	1,358	4,308	3,848

Gross Profit	616	535	1,733	1,528
Operating expenses:
Selling, general and administrative	418	389	1,223	1,144
Depreciation and amortization	84	81	250	245

Total operating expenses	502	470	1,473	1,389

Operating Income	114	65	260	139

Interest expense	165	160	489	477
Loss on extinguishment of debt	—	—	220	—
Other (income) expense, net	—	—	—	(1)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(51)	(95)	(449)	(337)
Provision (benefit) for income taxes	2	24	36	59

Income (Loss) from Continuing Operations	(53)	(119)	(485)	(396)
Income from discontinued operations, net of tax	3	14	19	26

Net Income (Loss)	$(50)	$(105)	$(466)	$(370)

Non-GAAP financial data:
EBITDA	$199	$147	$292	$387
Adjusted EBITDA	$204	$155	$529	$406

HD SUPPLY, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, unaudited

	October 28, 2012	January 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$158	$111
Cash restricted for debt redemption	985	—
Receivables, less allowance for doubtful accounts of $25 and $32	1,105	1,002
Inventories	994	1,108
Deferred tax asset	65	58
Other current assets	45	47

Total current assets	3,352	2,326

Property and equipment, net	390	398
Goodwill	3,279	3,151
Intangible assets, net	518	735
Other assets	139	128

Total assets	$7,678	$6,738

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$779	$714
Accrued compensation and benefits	137	140
Current installments of long-term debt	940	82
Other current liabilities	217	378

Total current liabilities	2,073	1,314

Long-term debt, excluding current installments	5,975	5,380
Deferred tax liabilities	149	111
Other liabilities	362	361

Total liabilities	8,559	7,166

Stockholder’s equity (deficit):
Common stock, par value $0.01; authorized 1,000 shares; issued and outstanding 1,000 shares at October 28, 2012 and January 29, 2012	—	—
Paid-in capital	2,693	2,680
Accumulated deficit	(3,572)	(3,106)
Accumulated other comprehensive income (loss) – cumulative foreign currency translation adjustment	(2)	(2)

Total stockholder’s equity (deficit)	(881)	(428)

Total liabilities and stockholder’s equity (deficit)	$7,678	$6,738

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter, HD Supply supplemented its reporting of loss from continuing operations with non-GAAP measurements, including Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Additional information regarding the Adjusted EBITDA referred to in this press release is included in our filings with the SEC, including a Current Report on Form 8-K filed concurrently with the issuance of this press release.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions).

	Three Months Ended		Nine Months Ended
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Net income (loss)	$(50)	$(105)	$(466)	$(370)
Less income (loss) from discontinued operations, net of tax	3	14	19	26

Income (loss) from continuing operations	(53)	(119)	(485)	(396)

Interest expense, net	165	160	489	477
Provision (benefit) from income taxes	2	24	36	59
Depreciation and amortization	85	82	252	247

EBITDA	199	147	292	387

Adjustments to EBITDA:
Loss on extinguishment of debt (i)	—	—	220	—
Other (income) expense, net (ii)	—	—	—	(1)
Stock-based compensation (iii)	3	7	13	16
Management fee & related expenses paid to Equity Sponsors (iv)	1	1	4	4
Other	1	—	—	—

Adjusted EBITDA	$204	$155	$529	$406

(i)	Represents the loss associated with the April 2012 refinancing of nearly $4 billion in outstanding indebtedness. The debt refinancing effectively extended the maturity dates of the senior portion of the Company’s debt structure to the years 2017 through 2020.
(ii)	Represents the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting and other non-operating income/expense.
(iii)	Represents the non-cash costs for employee stock options.
(iv)	The company entered into a management agreement whereby the company pays the Equity Sponsors a $5 million annual aggregate management fee. In addition, the company reimburses certain Equity Sponsor expenses.